Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602

Kelly Hennessy, Pure Communications
(617) 227-0552
EPIX Reports Intention to Restate Financial Statements for Prior
Fiscal Periods
LEXINGTON, MA, February 26, 2007 - EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) today announced that in connection with its ongoing review of the company’s past stock option practices (covering periods which pre-date the merger between Predix and EPIX, which closed in August 2006) the Company, together with the Audit Committee of the Board of Directors, has concluded that it will need to restate historical financial statements to record additional non-cash charges for stock-based compensation expense related to past option grants because the appropriate measurement dates for financial accounting purposes of certain stock option grants differ from the recorded grant dates of those awards. Accordingly, pending the conclusion of the ongoing review, the financial statements and related notes and financial data for all prior periods, including all annual and interim periods included in the Company’s most recently filed 10-K and most recently filed 10-Q, as well as all earnings releases, press releases and similar communications issued by the Company related to those financial statements should no longer be relied upon. The Company has not yet determined the aggregate amount of additional non-cash charges for stock-based compensation expense, nor has it determined the resulting tax impact, if any, or which specific periods require restatement.
As a result of the ongoing independent review, it is likely that the Company’s 2006 annual report on Form 10-K will not be complete before the due date. Accordingly, the Company intends to file a Form 12b-25 with the Securities and Exchange Commission requesting an extension of the filing deadline for its Form 10-K . The Company intends to file its Form 10-K as soon as possible after the independent review is completed.
“The accounting in question relates exclusively to stock option practices that predate the merger between EPIX and Predix,” stated Kim C. Drapkin, chief financial officer of EPIX. “We are confident that our current controls and accounting practices ensure that the granting and exercising of options are executed in accordance with our stock option plan requirements and accounted for in accordance with Generally Accepted Accounting Principles.”

This review was initiated on December 8, 2006 in response to a media inquiry the company received on that same day. That inquiry included assertions relating to the exercises of stock options during and prior to 2002, by a former chief executive officer of the company who left the company in 2005. Although the media inquiry only related to the exercise of stock options, the special committee appointed by the Board to review those exercises chose to review all of the company’s stock option practices, including the granting of stock options.
EPIX expects to issue a press release tomorrow with highlights from its unaudited financial results for the fourth quarter 2006, as well as an update on its progress towards the Company’s corporate and clinical development goals and objectives.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has six internally-discovered therapeutic and imaging drug candidates currently in clinical trials targeting conditions such as depression, Alzheimer’s disease, cardiovascular disease and obesity. The four drug candidates include PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, PRX-03140 which is in a Phase 2a clinical trial in Alzheimer’s disease, PRX-00023 which is being developed to treat major depression, and PRX-07034, which is in Phase 1 clinical development for the treatment of obesity and cognitive impairment. The company also has a blood-pool imaging agent (Vasovist™) approved in 30 countries and marketed in Europe, and has EP-2104R, an imaging agent in Phase II for the detection of blood clots using MRI, which the Company intends to outlicense. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics, and Bayer Schering Pharma AG, Germany. For more information about EPIX, please visit the company’s website at www.epixpharma.com.
Forward-Looking Statements
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning the timing of the release of the Company’s financial results for the quarter and year ended December 31, 2006 and the potential adjustment of the financial statements for other prior fiscal periods as a result of the ongoing review of the company’s historical stock option practices. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission.